Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is by and between Chaparral Energy, LLC (the “Company”), Chaparral Energy, Inc. (“CEI”), and Joseph Evans (the “Individual”).

RECITALS

WHEREAS, the Individual has been employed by the Company as its Executive Vice President-Chief Financial Officer.

WHEREAS, the Individual entered into an Amended and Restated Employment Agreement with the Company and CEI effective as of March 27, 2017 (the “Employment Agreement”).

WHEREAS, the Individual has notified the Company of his intent to voluntary retire from his employment with the Company effective as of March 15, 2019.

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements concerning the ending of the Individual’s employment with the Company and payments and benefits to the Individual upon or by reason of such ending.

NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is acknowledged, the parties knowingly and voluntarily agree to the following terms:

TERMS

1.
Separation Date; Effect of Separation. Unless terminated earlier in accordance with paragraph 2 below, the Individual’s employment with the Company shall terminate effective as of March 15, 2019 due to his voluntary retirement. The parties acknowledge and agree that such retirement constitutes a resignation by the Individual without Good Reason (as defined in the Employment Agreement). The final day of the Individual’s employment with the Company shall be referred to as the “Separation Date” for purposes of this Agreement. Effective as of the Separation Date, the Individual shall voluntarily resign, and does hereby voluntarily resign, from all other positions, if any, he held with the Company, CEI, and their affiliates. For purposes of this Agreement, “affiliate” means, with respect to the Company or CEI, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or CEI. As of the Separation Date, the Individual shall also experience a separation from service from the Company, CEI, and their affiliates within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended (“Section 409A”).

2.
Duties and Responsibilities During Transition Period. During the period between February 15, 2019 and March 15, 2019 (the “Transition Period”), the Individual shall continue to perform his customary duties, responsibilities, and authorities under the Employment Agreement and cooperate fully and completely with the Company, at its request, in all matters in which it requests assistance, including without limitation in all matters relating to the performance and transition of his duties, responsibilities, and authorities for the Company, CEI, and their affiliates. This obligation includes but is not limited to the Individual promptly responding to telephone calls, e-mails, text messages, and other communications from the Company and its employees and meeting with employees of the Company at reasonable times upon their request, and promptly providing any reasonably requested assistance and performing any reasonably requested duties to the best of his ability. In addition to the other conditions in this Agreement, the obligation of the Company and CEI to provide the Separation Benefits (as defined below) to the Individual is subject to the condition that the Company not terminate the Individual’s employment for Cause (as defined in the Employment Agreement). If the Company terminates the Individual’s employment for Cause, then, notwithstanding any other provision of this Agreement, the Company and CEI shall have no obligation to provide the Individual with the Separation Benefits but all other provisions of this Agreement shall remain in full force and effect.

3.
Termination of Employment Agreement and Continuing Obligations. The Employment Agreement shall be terminated without further action of the parties as of the Separation Date. Accordingly, as of the Separation Date, the Company, CEI, and their affiliates shall have no further liabilities, obligations, or duties to the Individual, and the Individual shall forfeit all remaining rights and benefits, under the Employment Agreement, except as provided in this Agreement. Notwithstanding the previous two sentences, the post-termination rights and obligations of the parties which continue by their terms under the Employment Agreement, including without limitation under Sections 9 (Confidential Information; Non-Solicitation; Non-Competition); 11 (Indemnification and Insurance); 12 (Arbitration; Legal Fees); 13 (Maximum Payments by the Company); 14 (Agreement Binding on Successors); 15 (Notice); 16 (Section 409A); 17 (Withholding); 18 (Miscellaneous); 19 (Validity); 22 (Entire Agreement); and 23 (Further Assurances) of the Employment Agreement (together, the “Continuing Obligations”), shall continue in full force and effect according to their terms notwithstanding the termination of the Individual’s employment with the Company, the termination of the Employment Agreement, or the execution of this Agreement. The Individual acknowledges and agrees that he has fully complied with such Continuing Obligations at all times before he signs this Agreement and that he intends to, and shall, fully comply with such Continuing Obligations after he signs this Agreement.

4.
Final Pay and Benefits. In full accordance with Section 7(c) of the Employment Agreement, the Individual shall receive the following payments and benefits in accordance with the existing policies of the Company, CEI, or their affiliates, or at the sole discretion of the Company, CEI, or their affiliates, pursuant to his employment with the Company and his participation in the employee benefit plans of the Company, CEI, or their affiliates:

a.
Final Pay, 2018 Annual Bonus, and Pay for Accrued Unused PTO. The Individual shall be entitled to payment equal to (i) his regular Base Salary (as defined in the Employment Agreement) through the Separation Date, (ii) the Annual Bonus (as defined in the Employment Agreement) for 2018, if any, to the extent not already paid by the Separation Date, (iii) 240 hours of accrued but unused vacation owed to the Individual as of the Separation Date under the Company’s vacation policy, and (iv) reimbursement for all reasonable business expenses properly incurred by the Individual before the Separation Date and supported by appropriate substantiating documentation. These payments are subject to applicable taxes and withholdings. The payments described in (i), (iii), and (iv) shall be delivered to the Individual within 30 days following the Separation Date and the payment, if any, described in (ii) shall be delivered to the Individual following approval of bonuses by the Company’s Board of Directors (the “Board”) on the same date that annual bonus payments for 2018 are paid to other employees of the Company. Other than as provided in the previous sentence and in paragraph 5 below, the Individual shall not receive any commissions, bonuses, or other forms or remuneration or compensation in connection with his employment with the Company or any other arrangement with the Company, CEI, or their affiliates after the Separation Date.

b.
Vested 401(k) Plan Benefits. Following the Separation Date, the Individual shall receive payment or other entitlement, in accordance with the terms of the applicable plan or as required by applicable law, of any benefits under the 401(k) plan maintained by the Company or its affiliates to which he has a vested entitlement as of the Separation Date.

c.
Right to Continue Certain Insurance Benefits. The Individual shall have the right to continue after the Separation Date his group health, dental, and vision insurance benefits, if any, for himself and his dependents, at his own expense (except as provided below in subparagraph 5 of this Agreement) in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Individual should complete an insurance continuation election form, which will be furnished to him under separate cover, and timely return it if he wishes to apply to continue his insurance coverage under COBRA.

d.
Reimbursement of Business Expenses. The Individual shall be entitled to receive reimbursement of reasonable business expenses properly incurred by him in accordance with Company policy before the Separation Date. Any such reimbursement must be based on substantiating documentation provided by the Individual within 30 days after the Separation Date.

e.
Restricted Share Awards. Subject to the vesting, forfeiture, and other terms and conditions of the Company’s Management Incentive Plan dated as of August 9, 2017 (the “Plan”) and that certain Restricted Stock Award Agreement between the Company and the Individual dated as of August 16, 2017 (the “Award Agreement”), the Individual was granted 228,013 shares of the Company’s Common Stock (as defined in the Plan) (the “Restricted Shares”), 75% of which were to vest on a time basis under Section 3(a)(i) of the Award Agreement (the “Time-Based Restricted Shares”) and 25% of which were to vest on a performance basis under Section 3(a)(ii) of the Award Agreement (the “Performance-Based Restricted Shares”). Due to the resignation of his employment without Good Reason (as defined in the Employment Agreement), and without any further action by or notice from any person, the Individual acknowledges and agrees that he automatically forfeited all Restricted Shares which were not vested as of the Separation Date in accordance with Section 3(d) of the Award Agreement and that the following Restricted Shares were vested as of the Separation Date in accordance with Section 3(a)(i) of the Employment Agreement: (i) 57,003 of the Time-Based Restricted Shares (the “Time-Based Vested Restricted Shares”) which vested on April 1, 2018, (ii) 21,851 of the Performance-Based Restricted Shares which vested on December 31, 2017, and (iii) an additional number of Performance-Based Restricted Shares which vested on December 31, 2018 in an amount to be determined by the Board in its sole discretion (the Performance-Based Restricted Shares described in (ii) and (iii), the “Performance-Based Vested Restricted Shares”). By signing below, the Individual also acknowledges and agrees that he has no rights in any equity or equity-related interests in the Company, CEI, or their affiliates other than the Restricted Shares just described and as set forth in subparagraphs 5(c) and 5(d) below.

5.
Separation Benefits. Conditioned on the Individual’s timely execution, return, and non-revocation of this Agreement, the Company and CEI, as applicable, shall provide the Individual with the separation benefits described in this paragraph (the “Separation Benefits”).

a.
Separation Payment. The Company shall pay the Individual an amount equal to $448,914.00 plus the amount of the Individual’s 2018 Annual Bonus (as defined in the Employment Agreement), if any, minus applicable taxes and withholdings, as a separation payment (the

“Separation Payment”) in equal or nearly equal installments on the Company’s regularly scheduled pay dates beginning on the Company’s first regularly scheduled payday following the Effective Date (as defined in this Agreement) and continuing thereafter for 12 months until the Separation Payment is paid in full.

b.
Payment of COBRA Premiums. If the Individual timely elects to continue group health, dental, and/or vision insurance for himself, his spouse, and/or his dependents under COBRA following the Separation Date, the Company shall pay on his behalf the monthly premium costs he incurs for such coverage, provided that he notifies the Company in writing within five days after he becomes eligible for group health, dental, and/or vision insurance coverage, if any, through subsequent employment. The Company shall pay the monthly amounts just described for 18 months after the Separation Date or until the Individual becomes eligible for group health, dental, and/or vision insurance coverage due to subsequent employment, whichever is sooner.

c.
Additional Vesting of Time-Based Restricted Shares. Notwithstanding anything to the contrary in this Agreement, the Plan, or the Award Agreement, CEI shall vest the Individual effective as of the Effective Date (as defined below) in an additional 57,004 of the Time-Based Restricted Shares, all of which shall be considered Time-Based Vested Restricted Shares for purposes of this Agreement such that the Individual’s total Time-Based Vested Restricted Shares shall be 114,007. The parties acknowledge and agree that the Time-Based Vested Restricted Shares shall continue to be otherwise subject to the terms and conditions of the Plan and the Award Agreement in all respects and that all other Time-Based Restricted Shares have been automatically forfeited as of the Separation Date.

6.
Return of Property and Information. Upon request by the Company, the Individual shall promptly return to the Company, CEI, or the other Released Parties (as defined below) any and all items of its or their property, including without limitation keys, all Confidential Information (as defined in the Employment Agreement), badge/access card, computers, software, cellular telephones, iPhones, blackberries, other personal digital assistants, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, customer files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during his employment with the Company or its affiliates. The Individual’s obligations under this paragraph supplement, rather than supplant, the Continuing Obligations and his obligations under the common law. The Individual’s obligations under this paragraph shall not apply to, and the Individual may retain copies of, personnel, benefit, or payroll documents concerning only him.

7.	General Release.

a.
Full and Final Release by Releasing Parties. The Individual, on behalf of himself and his spouse (if any), other family members, heirs, successors, and assigns (collectively, the “Releasing Parties”), hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether known, unknown, vicarious, derivative, direct, or indirect (individually a “Claim” and collectively the “Claims”), that he or they, individually, collectively, or otherwise, may have or assert against the Released Parties (as defined below).

b.
Claims Included. This release includes without limitation any Claim arising out of or relating in any way to (i) the Individual’s employment or the termination of his employment with the Company or with the employment practices of any of the Released Parties; (ii) any federal, state, or local statutory or common law or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Individual’s employment relationship with the Company, including but not limited to the Age Discrimination in Employment Act (“ADEA”); (iii) any contract, agreement, or arrangement between, concerning, or relating to the Individual and any of the Released Parties, and any termination of such contract, agreement, or arrangement, including without limitation any Claim to any payments or other compensation or benefits under the Employment Agreement not provided for in this Agreement; (iv) the forfeiture of the applicable Restricted Shares pursuant to this Agreement, the Award Agreement, or the Plan; and (v) any other alleged act, breach, conduct, negligence, gross negligence, or omission of any of the Released Parties.

c.
Claims Excluded. Notwithstanding any other provision of this Agreement, this release does not (i) waive or release any Claim for breach or enforcement of this Agreement or the Continuing Obligations, including the right to retain the Time-Based Vested Restricted Shares and the Performance-Based Vested Restricted Shares in accordance with the terms and conditions of this Agreement, the Plan, and the Award Agreement; (ii) waive or release any right or Claim that may not be waived or released by applicable law; (iii) waive or release any right or Claim under the ADEA or otherwise that may arise after the date this Agreement is signed by the Individual; (iv) prevent the Individual from pursuing any administrative Claim for unemployment compensation or workers’ compensation benefits; or (v) waive or release any right or Claim the Individual may have for indemnification under applicable state or other law or the charter, articles of incorporation, or by-laws of the Company or CEI, or under any insurance policy of the Company or CEI providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Individual was a director, officer, or employee of the Company or CEI; provided, however, that (i) the Individual’s execution of this Agreement is not a concession or guaranty that the Individual has any such right or Claim to indemnification, (ii) this Agreement does not create any additional rights to indemnification, and (iii) the Company and CEI retain any and all defenses they may have to such indemnification or coverage.

d.
Definition of Released Parties. The “Released Parties” include (i) the Company and CEI; (ii) any parent, subsidiary, or affiliate of the Company or CEI; (iii) any past or present officer, director, or employee of the entities just described in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, equity holders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, or assigns of the entities just described in (i)-(iii).

e.
Permitted Activities. Notwithstanding any other provision of this Agreement but subject to the Individual’s waiver in subparagraph 9(a) below, nothing in this Agreement is intended to, or does, preclude the Individual from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), or any other federal, state, or local governmental agency, commission, or regulatory body; (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; (iv) engaging in any concerted or other legally protected activities; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law.  Accordingly, the Individual understands that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Individual likewise understands that, if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the Company’s trade secret(s) to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of the Company’s policies or agreements applicable to the Individual (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires his to provide any prior notice to the Company or obtain the Company’s prior approval before engaging in any such communications.

8.	Confidentiality; Non-Prosecution; Non-Disparagement; and Cooperation.

a.
Confidentiality. Except as requested by the Company, CEI or the other Released Parties, as permitted above or by law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall treat as confidential the fact and terms of this Agreement and shall not disclose such information to any party other than his spouse, attorney, and accountant or tax advisor, if such persons have agreed to keep such information confidential.

b.
Non-Prosecution. Except as requested by any of the Released Parties, as permitted above or by applicable law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall not (i) assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys concerning (A) the employment, terms and conditions, or ending of the Individual’s or any other employee’s employment with the Company, CEI, or any of the other Released Parties or the employment practices of any of the Released Parties; or (B) the business or operations of any of the Released Parties; or (ii) initiate or assist any other person in connection with any investigation, inquiry, or any other action of any kind with respect to any of the Released Parties’ employment practices, businesses, or operations.

c.
Non-Disparagement and Waiver of Related Rights. Except as requested by the Company, CEI, or the other Released Parties, as permitted above or by law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall not before or after the Separation Date make to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Company’s, of CEI’s, or any of the other Released Parties’ business or employment practices, or any other disparaging or derogatory remarks about the Company, CEI, or any of the other Released Parties, their officers, directors, equityholders, managerial personnel, or other employees. In executing this Agreement, the Individual acknowledges and agrees that he has knowingly, voluntarily, and intelligently waived any (i) free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any State Constitution) rights to disclose, communicate, or publish any statements prohibited by this subparagraph and (ii) right to file a motion to dismiss or pursue any other relief under the Oklahoma Citizens Participation Act or similar state law in connection with any claim or cause of action filed against him by the Company, CEI, or any of the other Company Released Parties arising from any alleged breach of this Agreement or the Continuing Obligations. The Company will instruct its senior executive officers and members of its Board not to disparage or defame to third parties the integrity of the Individual in any statement oral or written. The obligations in the preceding sentence shall not prohibit any truthful statements that are required by applicable law or valid legal process or prohibit the Company’s senior executive officers or Board members from making any statements to persons within or outside the Company with whom the Company has an actual or prospective business relationship and therefore have a business need to receive the information communicated in such statements.

d.
Cooperation. The Individual shall cooperate fully and completely with the Company, CEI, and any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company, CEI, or any of the other Released Parties. This obligation includes but is not limited to the Individual promptly meeting with counsel for the Company, CEI, or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to the Individual. If the Individual provides cooperation under this subparagraph (including without limitation if the Individual appears as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of the Company, CEI, or any of the other Released Parties), the Company or CEI, as applicable, shall reimburse him, upon submission of substantiating documentation, for necessary and reasonable out-of-pocket expenses incurred by him as a result of such cooperation (not including attorneys’ fees).

9.	Waiver of Certain Rights.

a.
Right to Relief Not Provided in this Agreement. The Individual waives any right to monetary recovery from the Company, CEI, or the other Released Parties, whether sought directly by him or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any Claim on his behalf; and he shall not request or accept from the Company, CEI, or the other Released Parties, as monetary compensation or monetary damages related to his employment or the termination of his employment with any of the Released Parties, anything of monetary value that is not provided for in this Agreement. Notwithstanding the previous sentence, this Agreement does not limit the Individual’s right to receive an award for information provided to any governmental agency.

b.
Right to Class- or Collective-Action Initiation or Participation. The Individual waives the right to initiate or participate in any class or collective action with respect to any Claim against the Company, CEI, or the Released Parties, including without limitation any Claim arising from the formation, continuation, or termination of his employment relationship with any of the Released Parties.

10.
No Violations. The Individual represents and warrants that he has no knowledge that the Company, CEI, or any of the Released Parties has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind. The Individual further represents and warrants that he has not informed the Company, CEI, or any of the other Released Parties of, and that he is unaware of, any alleged violations of their standards of business conduct or personnel policies, of their integrity or ethics policies, or other misconduct by them, that have not been resolved satisfactorily by the Company, CEI, or the other Released Parties.

11.	Remedies; After-Acquired Evidence.

a.
Remedies. Notwithstanding any other provision in this Agreement, the obligation of the Company and CEI to provide the Separation Benefits to the Individual is subject to the condition that he materially complies with his obligations under this Agreement and the Continuing Obligations. The Company and CEI shall have the right to suspend or cease providing any part of the Separation Benefits if the Company or CEI determines in its sole discretion that the Individual has materially breached any such obligations but all other provisions of this Agreement shall remain in full force and effect.

b.
After-Acquired Evidence. Notwithstanding any provision of this Agreement, if the Company or CEI provides the Separation Benefits to the Individual but subsequently acquires evidence and determines in its sole discretion that (i) he has materially breached any of his obligations under this Agreement or the Continuing Obligations; or (ii) a condition existed prior to payment of the Separation Benefits that, had the Company been fully aware of such condition, would have given the Company the right to terminate his employment for Cause (as defined in the Employment Agreement) before such payment, then (i) the Individual shall promptly return to the Company and CEI, as applicable, the entire Separation Payment received by him prior to the date that the Company or CEI exercises its rights under this subparagraph; and (ii) the Time-Based Vested Restricted Shares and the Performance-Based Vested Restricted Shares retained by the Individual (or any affiliate, transferee, or third party) pursuant to this Agreement shall automatically be forfeited to CEI, without consideration, and without further action on the part of CEI or the Individual (or any affiliate, transferee, or third party), but all other provisions of this Agreement shall remain in full force and effect.

c.
Non-Exclusive Rights and Remedies. The rights and remedies of the Company and CEI under this paragraph shall be in addition to any other available rights and remedies should the Individual breach any applicable obligations, as well as rights and remedies available under their clawback policies or procedures which may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.

12.
Non-Use and Non-Disclosure of Confidential Information. The Individual shall fully comply with his confidentiality and non-disclosure duties included within the Continuing Obligations and shall treat this Agreement as Confidential Information (as defined in the Employment Agreement) for purposes of the protections under the Employment Agreement.

13.
Insider-Trading Obligations. The Individual acknowledges and agrees that he shall remain subject to the insider-trading policies and procedures of the Company, CEI, and their affiliates through the Separation Date and, as such, may not during such period trade in their securities in accordance therewith until any material, nonpublic information he possesses has become public or is no longer material. The Individual further acknowledges and agrees that he shall remain subject to all federal and state securities laws applicable to the trading of securities of the Company, CEI, or their affiliates while possessing knowledge of material non-public information regarding the Company, CEI, and their affiliates.

14.
Nonadmission of Liability or Wrongdoing. The Individual acknowledges that (a) this Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of the Company, CEI, or any of the other Released Parties; (b) the Company, CEI, and the other Released Parties expressly deny any such liability or wrongdoing; and, (c) except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Company, CEI, or any of the other Released Parties.

15.
Jury Trial Waiver; Arbitration; Legal Fees and Expenses. THE INDIVIDUAL HEREBY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE COMPANY, CEI, OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT. The parties agree that Individual’s employment with the Company and this Agreement relate to interstate commerce, and that any Claims between the Individual and the Company, CEI, or their affiliates which may arise out of or relate to the Individual’s employment relationship with the Company or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration shall be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator shall be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated, or indirect damages shall not be awarded by the arbitrator unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company or CEI from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by the Individual of this Agreement including, without limitation, the Continuing Obligations. If any Claim arises between the Company or CEI and the Individual regarding any provision of this Agreement, the arbitrator may award to the prevailing party the reasonable attorney fees, costs, and expenses incurred by the prevailing party in connection with such contest or dispute.

16.	Authority to Execute. The Individual represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties.

17.
Governing Law; Venue; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Delaware, without regard to any conflict-of-laws principles. The provisions of this Agreement shall be severable. If any one or more provisions of this Agreement may be determined by a court of competent jurisdiction to be illegal or otherwise unenforceable, in whole or in part, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, such a determination shall not affect the validity or enforceability of such other remaining provisions, and in all other respects the remaining provisions of this Agreement shall be binding and enforceable and remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written by a court of competent jurisdiction but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum limit permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

18.
Assignment. The Individual’s obligations, rights, and benefits under this Agreement are personal to him and shall not be assigned to any person or entity without written permission from the Company and CEI. The Company and CEI may assign this Agreement without the Individual’s further consent to any affiliate or to any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation, or otherwise) to all or substantially all of their business and/or assets. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

19.
Expiration Date. The Company’s offer of this Agreement shall expire after a period of 21 days after the date the Individual first received this Agreement for consideration (the “Expiration Date”). Changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period. The Individual may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below and returning it to the Company’s Chief Executive Officer so that the signed Agreement is received no later than the close of business on the Expiration Date.

20.
Limited Revocation Right; Effect of Revocation. After signing this Agreement, the Individual shall have a period of seven days to reconsider and revoke his acceptance of this Agreement if he wishes (the “Revocation Period”). If the Individual chooses to revoke his acceptance of this Agreement, he must do so by providing written notice to the Company’s Chief Executive Officer before the eighth day after signing this Agreement, in which case this Agreement shall not become effective or enforceable and the Individual shall not receive the Separation Benefits.

21.
Effective Date. This Agreement shall become effective and enforceable upon the expiration of seven days after the Individual signs it (the “Effective Date”), provided that he signs the Agreement on or before the Expiration Date and does not revoke his acceptance of the Agreement during the Revocation Period.

22.
Knowing and Voluntary Agreement. The Individual acknowledges that (a) he has been advised by this paragraph of his right to consult with an attorney of his choice before signing this Agreement; (b) he has had a reasonable period in which to consider whether to sign this Agreement; (c) he fully understands the meaning and effect of signing this Agreement; and (d) his signing of this Agreement is knowing and voluntary.

23.
Independent Consideration; Common-Law Duties. Whether or not expressly stated in this Agreement, all obligations and undertakings the Individual makes and assumes in this Agreement in consideration of the mutual promises and undertakings in this Agreement and the Separation Benefits. In addition, the Individual acknowledges and agrees that neither the Company, CEI, nor any of the other Released Parties has any legal obligation to provide the Separation Benefits to him outside of this Agreement or the Employment Agreement.

24.
Entire Agreement. This Agreement, the Employment Agreement, the Plan, and the Award Agreement contain and represent the entire agreements of the parties with respect to their subject matters, and supersede all prior agreements and understandings, written and oral, between the parties with respect to its subject matters. Notwithstanding the preceding sentence, nothing in this Agreement shall be interpreted or construed as relieving the Individual of complying with the Continuing Obligations. The Individual agrees that neither the Company, CEI, nor any of the other Released Parties has made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company, CEI, or any of the other Released Parties outside of this Agreement but is instead relying solely on his own judgment and his attorney (if any).

25.
Modification; Waiver. No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Individual and a duly authorized representative of the Company and CEI. Notwithstanding the previous sentence, the Company and CEI may amend the Continuing Obligations without the approval of the Individual or any other person to provide for less restrictive limitations as to time, geographical area, or scope of activity to be restrained as set forth in any such Continuing Obligations. Any such less restrictive limitations may, at the option of the Company or CEI, apply only with respect to the enforcement of the Continuing Obligations in certain jurisdictions specified in any such amendment. At the request of the Company or CEI, the Individual shall promptly consent to any such amendment and shall execute and deliver to the Company or CEI a counterpart signature page to such amendment; provided, however, that the failure or refusal to provide such consent shall not negate the validity of the amendment.

26.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

27.
Internal Revenue Code Section 409A. The payments and benefits provided under this Agreement are intended to satisfy the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”) and this Agreement shall be interpreted and administered in a manner consistent with that intent; provided, however, that no persons connected with this Agreement in any capacity, including but not limited to the Company, CEI, and their affiliates, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable under the Agreement or that such tax treatment will apply to the Individual.

28.	Third-Party Beneficiaries. The Released Parties besides the Company and CEI are intended to be third-party beneficiaries of this Agreement and therefore may enforce this Agreement.

29.
Responsibility for Certain Taxes; Right to Consult a Tax Advisor. Notwithstanding any contrary provision in this Agreement, the Individual shall be solely responsible for any risk that the tax treatment of all or part of the payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. The Individual therefore has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement.

[Signature Page Follows]

AGREED as of the dates signed below:

CHAPARRAL ENERGY, LLC

By:	/s/ K. Earl Reynolds
K. Earl Reynolds
Chief Executive Officer
Date Signed:	2/14/19

JOSEPH EVANS

By:	/s/ Joseph Evans
Joseph Evans
Date Signed:	2/14/19

CHAPARRAL ENERGY, INC.

By:	/s/ K. Earl Reynolds
K. Earl Reynolds
Chief Executive Officer
Date Signed:	2/14/19